Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Bowhead Specialty Holdings Inc. of our report dated March 22, 2024, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is May 13, 2024, relating to the financial statements and financial statement schedules of Bowhead Specialty Holdings Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 13, 2024